EXHIBIT 2.2  Plan Of Acquisition

                   PLAN FOR REORGANIZATION THROUGH MERGER

This Plan of Reorganization through Merger dated as of October 1, 1998 (the "Merger Plan"), among Aztek Technologies Inc., a Canadian corporation ("ATI"), and Aztek Inc., a Nevada corporation (the "Company") (ATI and the Company being sometimes referred to hereinafter collectively as the "Constituent Corporations").

Witnesseth:

     WHEREAS, ATI, as of this date, is authorized to issue an aggregate of 100,000,000 shares of stock, consisting wholly of shares of Common Stock, without par value ("ATI Common Stock");

     WHEREAS, ATI, as of this date, has issued and there are outstanding 2,051,109 shares of ATI Common Stock;

     WHEREAS, as of this date, the Company is authorized to issue 100,000,000 shares of common stock, without par value (the "Company Common Stock"), of which two million twenty-five thousand shares are issued and outstanding; and

     WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of such corporations that a reorganization of the corporate structure of such corporations as herein contemplated be consummated; and, in accordance therewith, that ATI be merged with and into the Company (the "Merger"), and that the Company, as the surviving corporation (as such, the "Surviving Corporation"), shall keep the name "Aztek, Inc."

Now, therefore, the parties hereby plan and agree as follows:


                                  ARTICLE I
                                   MERGER
     1.1. Merger. Subject to the terms and conditions of this Plan of Merger, ATI shall be merged with and into the Company in accordance with the 92A.100 et seq. of the Nevada Mergers and Exchanges of Interest Law, the separate existence of ATI shall cease, and the Company, as the Surviving Corporation, shall continue its corporate existence under the laws of the State of Nevada and the United States. The Company shall operate an office in Reno, Nevada, offices where ATI currently operates, and such other places as the Company deems appropriate. The Company, as the Surviving Corporation, shall succeed, insofar as provided by law, to all rights, assets, liabilities and obligations of ATI in accordance with the Nevada General Corporation Law.

     1.2. Effective Date. Subject to the approval of the Merger by the requisite resolution of the shareholders of ATI, the Merger shall become effective as of the date and time on which this Plan of Merger or an appropriate certificate of merger is filed with the Secretary of State of the State of Nevada, as required by the Nevada Mergers and Exchanges of Interest Law (the "Effective Date").

                                 ARTICLE II

                 Name, Certificate of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation

     2.1. Name. The name of the Surviving Corporation shall be "Aztek, Inc." on the Effective Date.

     2.2. Bylaws. The Bylaws of the Company in existence and in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation.

     2.3. Directors and Officers. The directors and officers of the Company immediately prior to the Effective Date shall be the directors and officers, respectively, of the Surviving Corporation until expiration of the current terms as such, or prior resignation, removal or death.

                                 ARTICLE III
                    CONVERSION AND EXCHANGE OF SECURITIES

    3.1. Conversion. At the Effective Date, each of the following transactions shall be deemed to occur simultaneously:

          (a) Each share of ATI Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and non-assessable share of the Company Common Stock.

          (b) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Date shall remain unchanged.

    3.2. Exchange.

          (a) After the Effective Date, each certificate representing issued and outstanding shares of ATI Common Stock, shall represent the same number of shares of the Company Stock.

          (b) At any time on or after the Effective Date, each holder of certificates evidencing ownership of shares of ATI Common Stock, upon surrender of such certificates to the Company, shall receive in exchange therefor one or more new stock certificates evidencing ownership of the number of shares of the Company Common Stock into which such securities shall have been converted in the Merger.

AZTEK TECHNOLOGIES INC.

By:_/s/ Mike Sintichakis
    ---------------------------
    Mike Sintichakis
    Director

By: /s/ Eileen Keogh
    ---------------------------
    Eileen Keogh
    Director


By: /s/ Edson Ng
    --------------------------
    Edson Ng
    Director


Corporate Seal

AZTEK INC.


By: /s/ Mike Sintichakis
    -------------------------
    Mike Sintichakis
    Director

By: /s/ Nick Sintichakis
    -------------------------
    Nick Sintichakis
    Director


By: /s/ Eileen Keogh
    ------------------------
    Eileen Keogh
    Director



By: /s/ Edson Ng
    -----------------------
    Edson Ng
    Director